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FILED                            ARTICLES OF INCORPORATION
IN THE OFFICE OF THE                        OF
SECRETARY OF STATE OF THE
STATE OF NEVADA                    LAS VEGAS GAMING, INC.

APR 28 1998
No C9719-98
DEAN HELLER SECRETARY OF STATE

KNOW ALL MEN BY THESE PRESENTS:

That the undersigned, being at least eighteen (18) years of age and acting as the incorporator of the

Corporation hereby being formed under and pursuant to the laws of the State of Nevada, does hereby certify that:

Article I - NAME

The exact name of this corporation is:

                LAS VEGAS GAMING, INC.

Article II- REGISTERED OFFICE AND RESIDENT AGENT

The registered office and place of business in the State of Nevada of this corporation shall be located at 1850 E. Flamingo Rd., Suite 111, Las Vegas, Nevada. The resident agent of the corporation is DONALD J. STOECKLEIN, whose address is 1850 E. Flamingo Rd., Suite 111, Las Vegas, Nevada 89119.

Article III - DURATION

The Corporation shall have perpetual existence.

Article IV - PURPOSES

The purpose, object and nature of the business for which this corporation is organized are:

(a) To engage in any lawful activity, (b) To carry on such business as may be necessary, convenient, or desirable to accomplish the above purposes, and to do all other

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things incidental thereto which are not forbidden by law or by these
Articles of Incorporation.

Article V - POWERS

This Corporation is formed pursuant to Chapter 78 of the Nevada Revised Statutes. The powers of the Corporation shall be those powers granted by 78.060 and 78.070 of the Nevada Revised Statutes under which this corporation is formed. In addition, the corporation shall have the following specific powers:

(a)	To elect or appoint officers and agents of the corporation
and to fix their compensation; (b) To act as an agent for any individual, association, partnership, corporation or other legal entity; (c) To receive, acquire, hold, exercise rights arising out of the ownership-or possession thereof, sell, or otherwise dispose of, shares or other interests in, or obligations of, individuals, association, partnerships, corporations, or governments; (d) To receive, acquire, hold, pledge, transfer, or otherwise dispose of shares of the corporation, but such shares may only be purchased, directly or indirectly, out of earned surplus; (e) To make gifts or contributions for the public welfare or for charitable, scientific or educational purposes.

Article VI - CAPITAL STOCK

Section 1. Authorized Shares. The total number of shares which this corporation is authorized to issue is 25,000,000 shares of Common Stock of $.001 par value.

Section 2. Voting Rights of Stockholders. Each holder of the
Common Stock shall be entitled to one vote for each share of stock standing in his name on the books of the corporation.

Section 3. Consideration for Shares. The Common Stock shall be issued for such

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consideration, as shall be fixed from time to time by the Board of
Directors. In the absence of fraud, the judgment of the Directors as to the value of any property or services received in full or partial payment for shares shall be conclusive. When shares are issued upon payment of the consideration fixed by the Board of Directors, such shares shall be taken to be fully paid stock and shall be non-assessable. The Articles shall not be amended in this particular.

Section 4. Stock Rights and Options. The corporation shall have the power to create and issue rights, warrants, or options entitling the holders thereof to purchase from the corporation any shares of its capital stock of any class or classes, upon such terms and conditions and at such times and prices as the Board of Directors may provide, which terms and conditions shall be incorporated in an instrument or instruments evidencing such rights. In the absence of fraud, the judgment of the Directors as to the adequacy of consideration for the issuance of such rights or options and the sufficiency thereof shall be conclusive.

Article VII - MANAGEMENT

For the management of the business, and for the conduct of the affairs of the corporation, and for the future definition, limitation, and regulation of the powers of the corporation and its directors and stockholders, it is further provided:

Section 1. Size of Board. The initial number of the Board of Directors shall be three (3). Thereafter, the number of directors shall be as specified in the Bylaws of the corporation, and such number may from time to time be increased or decreased in such manner as prescribed by the Bylaws. Directors need not be stockholders.

Section 2. Powers of Board. In furtherance and not in limitation of the powers conferred by the laws of the State of Nevada, the Board of Directors is expressly authorized

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and empowered:

(a)	To make, alter, amend, and repeal the Bylaws subject to the power of the stockholders to alter or repeal the Bylaws made by the Board of Directors;

(b)	Subject to the applicable provisions of the Bylaws then in effect, to determine, from time to time, whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the corporation, or any of them, shall be open to stockholder inspection. No stockholder shall have any right to inspect any of the accounts, books or documents of the corporation, except as permitted by law, unless and until authorized to do so by resolution of the Board of Directors or of the stockholders of the Corporation;

(c)	To authorize and issue, without stockholder consent, obligations of the Corporation, secured and unsecured, under such terms and conditions as the Board, in its sole discretion, may determine, and to pledge or mortgage, as security therefore, any real or personal property of the corporation, including after-acquired property;

(d)	To determine whether any and, if so, what part of the earned surplus of the corporation shall be paid in dividends to the stockholders, and to direct and determine other use and disposition of any such earned surplus;

(e)	To fix, from time to time, the amount of the profits of the
corporation to be reserved as working capital or for any other lawful purpose;

(f)	To establish bonus, profit-sharing, stock option, or other types of incentive compensation plans for the employees, including officers and directors, of the corporation, and to fix the amount of profits to be shared or distributed, and to determine the persons to participate in any such plans and the amount of their respective participations.

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(g)	To designate, by resolution or resolutions passed by a majority of the whole Board, one or more committees, each consisting of two or more directors, which, to the extent permitted by law and authorized by the resolution or the Bylaws, shall have and may exercise the powers of the Board;

(h)	To provide for the reasonable compensation of its own members by
Bylaw, and to fix the terms and conditions upon which such compensation will be paid;

(i)	In addition to the powers and authority hereinbefore, or by
statute, expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the corporation, subject, nevertheless, to the provisions of the laws of the State of Nevada, of these Articles of Incorporation, and of the Bylaws of the corporation.

Section 3. Interested Directors. No contract or transaction between this corporation and any of its directors, or between this corporation and any other corporation, firm, association, or other legal entity shall be invalidated by reason of the fact that the director of the corporation has a direct or indirect interest, pecuniary or otherwise, in such corporation, firm, association, or legal entity, or because the interested director was present at the meeting of the Board of Directors which acted upon or in reference to such contract or transaction, or because he participated in such action, provided that: (1) the interest of each such director shall have been disclosed to or known by the Board and a disinterested majority of the Board shall have, nonetheless, ratified and approved such contract or transaction (such interested director or directors may be counted in determining whether a quorum is present for the meeting at which such ratification or approval is given); or (2) the conditions of N.R.S. 78.140 are met.

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Section 4. Names and Addresses. The name and post office address of the first Board of Directors which shall consist of three (3) persons who shall hold office until their successors are duly elected and qualified, are as follows:

NAME                              ADDRESS

MARK VALENTI                      1616 Sun Ridge Drive
                                  Las Vegas, Nevada 89117

KENNETH MAUL                      1616 Sun Ridge Drive
                                  Las Vegas, Nevada 89117

RUSSELL ROTH                      1616 Sun Ridge Drive
                                  Las Vegas, Nevada 89117

Article VIII - PLACE OF MEETING; CORPORATE BOOKS

Subject to the laws of the State of Nevada, the stockholders and the directors shall have power to hold their meetings, and the directors shall have power to have an office or offices and to maintain the books of the Corporation outside the State of Nevada, at such place or places as may from time to time be designated in the Bylaws or by appropriate resolution.

Article IX - AMENDMENT OF ARTICLES

The provisions of these Articles of Incorporation may be amended, altered or repealed from time to time to the extent and in the manner prescribed by the laws of the State of Nevada, and additional provisions authorized by such laws as are then in force may be added. All rights herein conferred on the directors, officers and stockholders are granted subject to this reservation.

Article X - INCORPORATOR

The name and address of the incorporator signing these Articles of Incorporation are as follows:

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NAME                       POST OFFICE ADDRESS

KENNETH MAUL               1616 Sun Ridge Drive
                           Las Vegas, Nevada 89117

Article XI - LIMITED LIABILITY OF OFFICERS AND DIRECTORS

Except as hereinafter provided, the officers and directors of the corporation shall not be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer. This limitation on personal liability shall not apply to acts or omissions which involve intentional misconduct, fraud, knowing violation of law, or unlawful distributions prohibited by Nevada Revised Statutes Section 78.300.

IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation this 28th day of April, 1998.


                                  /s/ Kenneth Maul
                                  ___________________________________
                                  KENNETH MAUL

STATE OF NEVADA  )
                 ) ss:
COUNTY OF CLARK  )

On April 28, 1998, personally appeared before me, a Notary Public, KENNETH MAUL, who acknowledged to me that he executed the foregoing Articles of Incorporation.


                                  /s/ Debra K. Amigone
                                  ___________________________________
                                  NOTARY PUBLIC

                                  NOTARY PUBLIC
                                  STATE OF NEVADA
                                  County of Clark
                                  DEBRA K AMIGONE
                                  MY Appointment Expires N0V. 3, 2001

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